UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 7, 2009

The First Marblehead Corporation

(Exact name of registrant as specified in charter)

Delaware	001-31825	04-3295311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Prudential Tower 800 Boylston Street, 34th Floor Boston, Massachusetts		02199-8157
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (800) 895-4283

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement

The information disclosed under Item 8.01 is incorporated by reference under this Item 1.02.

Item 8.01  Other Information

On April 9, 2009, Union Federal Savings Bank (“Union Federal”), a wholly owned subsidiary of The First Marblehead Corporation (the “Corporation”), received $30.0 million (the “Settlement Amount”) in connection with the settlement of certain of claims against The Education Resources Institute, Inc. (“TERI”) in the context of TERI’s bankruptcy proceedings.  The Settlement Amount represents substantially all of the funds in the Pledged Account (as defined below).

On April 7, 2009, the United States Bankruptcy Court for the District of Massachusetts entered an order (the “Order”) authorizing TERI to enter into and perform a stipulation, dated March 25, 2009 (the “Stipulation”), among TERI, Union Federal and UFSB Private Loan SPV, LLC, a wholly owned subsidiary of Union Federal (“UFSB-SPV”).   Pursuant to the Stipulation:

•                  The Program Documents (as defined below) among TERI, the Corporation and Union Federal were terminated

•                  TERI agreed to remit all funds in the Pledged Account to Union Federal, except for $1.5 million (the “Compromise Payment”) and $0.1 million (the “Overpayment Amount”)

•                  Each of Union Federal and UFSB-SPV irrevocably and unconditionally waived, released and discharged TERI from all claims against TERI under the Program Documents, including future guaranty claims

•                  TERI irrevocably and unconditionally waived any existing or future right or claim it may have to payment of guaranty fees from UFSB or UFSB-SPV under the Program Documents

•                  TERI will retain all defaulted loans transferred to TERI prior to April 7, 2008 pursuant to the Program Documents using funds in the Pledged Account and all recoveries on such default loans

The Corporation, Union Federal and TERI had been party to certain agreements (collectively, the “Program Documents”) pursuant to which, among other things, TERI was retained as origination agent for private student loans funded by Union Federal (the “Student Loans”) and TERI guaranteed the repayment of principal and interest on every Student Loan for which a “guaranty event” occurred.  Pursuant to the Program Documents, certain guaranty fees and other amounts had been deposited in a segregated reserve account (the “Pledged Account”).  TERI granted Union Federal a security interest in certain assets and property, including funds in the Pledged Account, to secure TERI’s obligations under the Program Documents.

Union Federal agreed to the Compromise Payment in order to avoid the cost, delay and risk associated with litigating certain disputes with TERI regarding possible challenges to Union Federal’s security interests and potential preferential transfers involving the Pledged Account.  The Overpayment Amount represents amounts previously refunded to Union Federal by TERI from its operating account, rather than the Pledged Account, related to cancelled Student Loans.  Based on management assumptions as of March 31, 2009, the Corporation expects the aggregate principal and accrued interest balance of defaulted Student Loans over the life of the portfolio to exceed the Settlement Amount.

As of December 31, 2008, the balance of Student Loans held for sale by Union Federal was approximately $461.0 million.  Of that amount, approximately $258.3 million was pledged as collateral under an education loan warehouse facility with a conduit lender.  Under the warehouse facility, UFSB-SPV purchased Student Loans from Union Federal using advances that UFSB-SPV received from the conduit lender.  UFSB-SPV pledged the purchased Student Loans as collateral for the advances.  Of the Settlement Amount, approximately $15.7 million will be allocated to the pledged Student Loans.

The Stipulation does not address or resolve the adversary complaint filed on January 30, 2009 by the official committee of unsecured creditors of TERI against the owner trustee and indenture trustee of 17 securitization trusts, and against First Marblehead Data Services, Inc., a wholly owned subsidiary of the Corporation, as administrator of such trusts. The complaint generally alleges that the security interests granted by TERI to the trusts, excluding the security interests in the trusts’ respective pledged accounts, are unperfected or may otherwise be avoided under Section 552 of the Bankruptcy Code.

The foregoing summary is subject to, and qualified in its entirety by, the Order and the Stipulation, which are attached to this Current Report on Form 8-K as Exhibit 99.1 and Exhibit 99.2, respectively, and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

	99.1	Order, dated April 7, 2009, entered by the United States Bankruptcy Court for the District of Massachusetts

	99.2	Stipulation, dated March 25, 2009, among TERI, Union Federal and UFSB-SPV

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST MARBLEHEAD CORPORATION

Date: April 13, 2009	By:	/s/ Kenneth Klipper
Kenneth Klipper

Managing Director and Chief Financial Officer

EXHIBIT INDEX

99.1	Order, dated April 7, 2009, entered by United States Bankruptcy Court for the District of Massachusetts

99.2	Stipulation, dated March 25, 2009, among TERI, Union Federal and UFSB-SPV